Exhibit  99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein Chairman and Chief Executive Officer 216-755-5500	Michelle M. Dawson Vice President of Investor Relations 216-755-5455
DEVELOPERS DIVERSIFIED REALTY REPORTS AN INCREASE OF 16.7%
IN DILUTED FFO PER SHARE FOR THE QUARTER ENDED MARCH 31, 2007
     CLEVELAND, OHIO, April 26, 2007 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant community centers, today reported operating results for the first quarter ended March 31, 2007.
•	Funds From Operations (“FFO”) per diluted share increased 16.7% to $0.91 and net income per diluted share increased 27.3% to $0.42 for the three-months ended March 31, 2007, as compared to the prior year

•	Executed leases during the first quarter totaled approximately 2.4 million square feet, including 155 new leases and 272 renewals

•	Base rents increased 24.1% on new leases, 10.7% on renewals and 12.6% on a blended basis

•	Core portfolio leased percentage at March 31, 2007 was 95.9%

•	Same store net operating income (“NOI”) for the quarter increased 2.3% over the prior year quarter
     Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “ I am pleased to announce this quarter’s financial results, which reflect solid market fundamentals and continued strong tenant demand in our operating and development portfolios from both traditional community center retail names and a growing number of specialty retailers. During the quarter, we successfully closed the acquisition of Inland Retail Real Estate Trust and our joint venture with TIAA-CREF. These transactions showcased many of the strengths and competencies of our Company. Through the integration process, we now control all of the leasing, accounting and property management functions of the former IRRETI assets. We can now leverage our national asset management platform to increase efficiencies and enhance the operating results of the assets, which will strengthen our portfolio as a whole and lead to increased shareholder value.”
     Financial Results:
     FFO, a widely accepted measure of a Real Estate Investment Trust’s (“REIT”) performance, on a diluted and basic per share basis was $0.91 for the three-months ended March 31, 2007, as compared to $0.78 for the same period in the previous year, an increase of 16.7%. FFO available to common shareholders was $106.2 million for the three-months ended March 31, 2007, as compared to $86.2 million for the first quarter of 2006, an increase of 23.2%. Net income available to common shareholders was $48.7 million or $0.42 per share (diluted and basic) for the three-months ended March 31, 2007, as compared to $35.9 million, or $0.33 per share (diluted and basic) for the prior comparable period. The increase in net income and FFO for the three-months ended March 31, 2007, primarily is related to the merger with Inland Retail Real Estate Trust, Inc. (“IRRETI”) and the release of certain valuation reserves.
     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
     Leasing activity continues to be strong throughout the portfolio. During the first quarter of 2007, the Company executed 155 new leases aggregating 704,549 square feet and 272 renewals aggregating 1,711,577 square feet. Rental rates on new leases increased by 24.1% and rental rates on renewals increased by 10.7%. On a blended basis, rental rates for new leases and renewals increased by 12.6%. At March 31, 2007, the average annualized base rent per occupied square foot, including those properties owned through joint ventures and excluding the impact of the Mervyns assets, was $12.36, as compared to $11.50 at March 31, 2006.
     At March 31, 2007, the portfolio, including those properties owned through joint ventures, was 96.0% leased. Excluding the impact of the Mervyns, Brazil, and Inland assets, the core portfolio was 95.9% leased, as compared to 95.9% at March 31, 2006. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of March 31, 2007, the portfolio was 95.0% occupied. Excluding the impact of the Mervyns, Brazil, and Inland assets, the core portfolio was 94.8% occupied, as compared to 95.0% at March 31, 2006.
Strategic Real Estate Transactions:
Inland Retail Real Estate Trust:
     On February 27, 2007, the Company merged with IRRETI. The Company acquired all of the outstanding shares of IRRETI for a total merger consideration of $14.00 per share, of which $12.50 per share was funded in cash and $1.50 per share in the form of DDR common shares. As a result, the Company issued 5.7 million of DDR common shares to the IRRETI shareholders for a total consideration of approximately $394.1 million.
     The IRRETI merger was recorded at a total cost of approximately $6.2 billion. Real estate related assets of approximately $3.0 billion were recorded by the Company and the joint venture with TIAA-CREF, respectively. The IRRETI real estate portfolio consists of 316 community shopping centers, neighborhood shopping centers and single tenant/net leased retail properties, comprising approximately 44.2 million square feet of total GLA of which 66 shopping centers comprising approximately 23.1 million square feet of total GLA are in the joint venture with TIAA-CREF.
Acquisitions:
     During the first quarter, the Company’s joint venture in Brazil acquired an additional 73% interest in Shopping Metropole Center and, as such, the joint venture now owns 83% in this shopping center. The Company’s proportionate share aggregated approximately $24.7 million for its share of this acquisition.
     In January 2007, the Company acquired the remaining 25% minority interest in Coventry I and, as such, the Company now owns 100% of this entity. The aggregate purchase price was approximately $13.8 million.
Dispositions:
     In the first quarter of 2007, the Company sold six shopping center properties, including one shopping center that was classified as held for sale at December 31, 2006, aggregating 0.7 million square feet for approximately $51.9 million and recognized a non-FFO gain of approximately $2.8 million.
Expansions:
     During the three month period ended March 31, 2007, the Company completed a redevelopment project located in Ft. Union, Utah for an aggregate gross cost of $26.4 million. The Company is currently expanding/redeveloping ten shopping centers located in Gadsden, Alabama; Crystal River, Florida; Plantation, Florida (which was acquired in the merger with IRRETI); Ottumwa, Iowa; Chesterfield, Michigan; Gaylord, Michigan; Hamilton, New Jersey; Olean, New York; Stow, Ohio and Brookfield, Wisconsin at a projected aggregate gross cost of approximately $71.7 million. At March 31, 2007, approximately $16.5 million of costs had been incurred in relation to these projects. The Company anticipates commencing construction on eleven additional expansion and redevelopment projects at shopping centers located in Tallahassee, Florida; Louisville, Kentucky; Gulfport, Mississippi; Huber Heights, Ohio; Amherst, New York; Fayetteville, North Carolina; Allentown, Pennsylvania; Bayamon, Puerto Rico (Plaza Del Sol); Hatillo, Puerto Rico; San Juan, Puerto Rico and McKinney, Texas.
     Seven of the Company’s joint ventures are currently expanding/redeveloping their shopping centers located in Phoenix, Arizona; Buena Park, California; Lancaster, California; Benton Harbor, Michigan; Kansas City, Missouri; Cincinnati, Ohio and Macedonia, Ohio at a projected gross cost of approximately $559.8 million (which includes the initial acquisition costs for the Coventry II redevelopment projects located in Phoenix, Arizona; Buena Park, California; Benton Harbor, Michigan; Kansas City, Missouri and Cincinnati, Ohio). At March 31, 2007, approximately $443.1 million of costs had been incurred in relation to these projects. Two of the Company’s joint ventures anticipate commencing expansion/redevelopment projects at their shopping centers located in Deer Park, Illinois and Kirkland, Washington.
Development (Wholly-Owned and Consolidated Joint Ventures):
     The Company currently has ten shopping center projects under construction, which includes three projects that were acquired in the merger with IRRETI. These projects are located in Brandon, Florida; Miami, Florida; Douglasville, Georgia; Nampa, Idaho; McHenry, Illinois; Seabrook, New Hampshire; Horseheads, New York; Apex, North Carolina (Beaver Creek Crossings — Phase II and the Promenade at Beaver Creek) and San Antonio, Texas. These projects are scheduled for completion during 2007 through 2009 at a projected aggregate gross cost of approximately $716.9 million and will create an additional 4.5 million square feet of gross leasable retail space.

     The Company anticipates commencing construction in 2007 on five additional shopping centers, which includes two projects that were acquired in the merger with IRRETI. These projects are located in Ukiah, California; Homestead, Florida; Wesley Chapel, Florida; Union City, Georgia and Gulfport, Mississippi. These projects have an estimated aggregate gross cost of $342.7 million and will create approximately 2.1 million square feet of additional gross leasable retail space.
     At March 31, 2007, approximately $456.4 million of costs were incurred in relation to the above projects under construction and projects that will be commencing construction.
     In addition to the above developments, the Company has identified several development sites in its development pipeline reflecting an aggregate estimated cost of over $1 billion. While there are no assurances that any of these projects will be developed, they provide a source of potential development projects over the next several years.
Development (Joint Ventures):
     Three of the Company’s joint ventures have shopping center projects under construction. These projects are located in Merriam, Kansas; Bloomfield Hills, Michigan and Allen, Texas. These three projects are being developed through the Coventry II program. The three projects are scheduled for completion during 2007 through 2009. These projects have an aggregate gross projected cost of approximately $526.7 million. At March 31, 2007, approximately $130.7 million of costs had been incurred in relation to these development projects.
Financings:
Term Loan:
     In February 2007, the Company amended its secured term loan agreement with KeyBank National Association. The facility was amended to increase the loan to $550 million, and at the Company’s option, up to $800 million, to extend the maturity date to February 2011 and to reduce the interest rate to LIBOR plus 0.70% based on the Company’s current credit rating.
Bridge Financing:
     In February 2007, the Company entered into a $750 million Bridge Facility with Bank of America, N.A. The Bridge Facility has a maturity date of August 2007 and bears interest at LIBOR plus 0.75%. The Company has the right to extend the facility for an additional three-month period. At March 31, 2007, total borrowings under the Credit Agreement aggregated $550 million.
Common Shares:
     In addition to the 5.7 million shares issued to the IRRETI shareholders valued at approximately $394.1 million discussed above, in February 2007, the Company received approximately $751.0 million in exchange for 11.6 million of its common shares upon the closing of the forward sale agreements entered into in December 2006.
Preferred Operating Partnership Units:
     In 2007, a subsidiary of the Company, issued to a designee of Wachovia Bank, N.A. (“Wachovia”), 20,000,000 preferred units (“Preferred Units”), with a liquidation preference of $25 per unit, aggregating

$500 million. The Preferred Units have a distribution rate equal to three-month LIBOR plus 0.75% through June 2007.
     The Company has the right to redeem the Preferred Units at any time at a redemption price equal to the aggregate liquidation preference of the Preferred Units, subject to a varying discount of up to 3% if redeemed prior to February 26, 2008, plus any accumulated unpaid distributions on the Preferred Units.
Convertible Notes:
     In March 2007, the Company issued $600 million of Senior Convertible Notes due 2012 (the “Senior Convertible Notes”). The Senior Convertible Notes were issued at par and pay interest in cash semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007. The Senior Convertible Notes are senior unsecured obligations and rank equally with all other senior unsecured indebtedness. The Senior Convertible Notes have an initial conversion price of approximately $74.75 per common share and would be subject to net settlement. The Senior Convertible Notes may only be converted prior to maturity based on certain provisions in the governing note documents. A total of $117.0 million of the net proceeds from Senior Convertible Notes were used to repurchase common stock.
     Concurrent with the issuance of the Senior Convertible Notes, the Company purchased an option on its common stock in a private transaction in order to effectively increase the conversion premium from 20% to 40% or a conversion price of $87.21 per share at March 31, 2007. This option allows the Company to receive shares of the Company’s common stock, up to a maximum of approximately 1.1 million shares, from counterparties equal to the amounts of common stock and/or cash related to the excess conversion value that it would pay to the holders of the Senior Convertible Notes upon conversion. The option, which cost $32.6 million, was recorded as a reduction of shareholders’ equity.
     Preferred F Shares:
     In April 2007, the Company redeemed all outstanding shares of its 8.6% Class F Cumulative Redeemable Preferred Shares, aggregating $150 million, at a redemption price of $25.10750 per Class F Preferred Share (the sum of $25.00 per share and a dividend per share of $0.10750 prorated to the redemption date). The Company had the right to revoke the notice of redemption of theses shares until April 2, 2007, the redemption date. The Company will record a non-cash charge to net income available to common shareholders of approximately $5.4 million in the second quarter of 2007 relating to the write-off of original issuance costs.
     Developers Diversified currently owns and manages over 800 retail operating and development properties in 45 states, plus Puerto Rico and Brazil, totaling 162.1 million square feet. Developers Diversified Realty is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Web site which is located at http://www.ddr.com.
     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2006.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period
	Ended March 31,
	2007	2006
Revenues:
Minimum rents (A)	$158,785	$137,487
Percentage and overage rents (A)	2,041	2,078
Recoveries from tenants	48,040	41,550
Ancillary and other property income	4,722	4,373
Management, development and other fee income	9,082	6,359
Other (B)	7,709	7,482

	230,379	199,329

Expenses:
Operating and maintenance	28,946	25,652
Real estate taxes	27,317	22,764
General and administrative (C)	21,518	15,410
Depreciation and amortization	54,444	46,251

	132,225	110,077

Other income (expense):
Interest income	3,695	3,121
Interest expense	(63,550)	(53,268)
Other expense (D)	(225)	(500)

	(60,080)	(50,647)

Income before equity in net income of joint ventures, minority equity interests, income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate	38,074	38,605
Equity in net income of joint ventures (E)	6,281	5,469
Minority equity interests (F)	(5,839)	(2,274)
Income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes (G)	15,053	(449)

Income from continuing operations	53,569	41,351
Income from discontinued operations (H)	2,957	1,151

Income before gain on disposition of real estate	56,526	42,502
Gain on disposition of real estate, net of tax	6,010	7,225

Net income	$62,536	$49,727

Net income, applicable to common shareholders	$48,744	$35,935

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$48,744	$35,935
Depreciation and amortization of real estate investments	52,449	45,032
Equity in net income of joint ventures (E)	(6,281)	(5,469)
Joint ventures’ FFO (E)	13,559	9,940
Minority equity interests (OP Units) (F)	569	534
Gain on disposition of depreciable real estate, net	(2,857)	220

FFO available to common shareholders	106,183	86,192
Preferred dividends	13,792	13,792

FFO	$119,975	$99,984

Per share data:
Earnings per common share
Basic	$0.42	$0.33

Diluted	$0.42	$0.33

Dividends Declared	$0.66	$0.59

Funds From Operations — Basic (I)	$0.91	$0.78

Funds From Operations — Diluted (I)	$0.91	$0.78

Basic — average shares outstanding (I)	114,851	108,962

Diluted — average shares outstanding (I)	115,661	109,609

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Increases in base and percentage rental revenues for the three month period ended March 31, 2007, as compared to 2006, aggregated $21.8 million consisting of $2.9 million related to leasing of core portfolio properties (an increase of 2.3% from 2006), $17.9 million from the merger with IRRETI, $1.5 million from the acquisition of assets, $1.6 million related to developments and redevelopments and $0.2 million from an increase in occupancy at the business centers. These amounts were offset by a decrease of $2.3 million due to the disposition of properties in 2006. Included in the rental revenues for the three month period ended March 31, 2007 and 2006, is approximately $3.1 million and $3.6 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the three-month periods ended March 31, 2007 and 2006 was comprised of the following (in millions):

	Three-Month Period
	Ended December 31,
	2007	2006
Acquisition fees	$6.3	$—
Lease termination fees	1.3	7.1
Other miscellaneous	0.1	0.4

	$7.7	$7.5

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the three month period ended March 31, 2007 and 2006, general and administrative expenses were approximately 5.7% and 5.0%, respectively, of total revenues, including joint venture revenues, respectively. For the three months ended March 31, 2007, the Company recorded a severance charge of approximately $4.1 million to general and administrative expense in 2007 in connection with David M. Jacobstein’s resignation as President of the Company. Excluding this charge, general and administrative expenses were approximately 4.6% of total revenues in the first quarter of 2007.

(D)	Other expense primarily relates to abandoned acquisition and development project costs.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(E)	The following is a summary of the combined operating results relating to the Company’s joint ventures:

	Three-Month Period
	Ended March 31,
	2007	2006
Revenues from operations (a)	$145,767	$104,007

Operating expense	48,691	35,323
Depreciation and amortization of real estate investments	30,599	19,850
Interest expense	45,990	28,431

	125,280	83,604

Income from operations before tax expense, gain on disposition of real estate and discontinued operations	20,487	20,403
Income tax expense	(2,249)	—
Gain on disposition of real estate	—	38
Income from discontinued operations, net of tax	—	308
(Loss) gain on disposition of discontinued operations, net of tax	(341)	212

Net income	$17,897	$20,961

DDR Ownership interests (b)	$6,511	$5,315

FFO from joint ventures are summarized as follows:
Net income	$17,897	$20,961
Gain on disposition of real estate, including discontinued operations	—	(30)
Depreciation and amortization of real estate investments	30,963	20,204

	$48,860	$41,135

DDR Ownership interests (b)	$13,559	$9,940

DDR Partnership distributions received, net (c)	$10,218	$8,024

(a)	Revenues for the three-month periods ended March 31, 2007 and 2006 included approximately $1.3 million and $1.4 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.2 million and $0.3 million, respectively.

(b)	The Company’s share of joint venture net income was decreased by $0.3 million and increased by $0.1 million for the three-month periods ended March 31, 2007 and 2006, respectively. These adjustments reflect basis differences impacting amortization and depreciation and gain on dispositions.

At March 31, 2007 and 2006, the Company owned joint venture interests, excluding consolidated joint ventures, relating to 212 and 107 shopping center properties, respectively. In addition, at March 31, 2007, the Company owned 48 shopping center sites formerly owned by Service Merchandise through its 20% owned joint venture with Coventry II. At March 31, 2006, 52 of these Service Merchandise sites were formerly owned through an approximate 25% owned joint venture.

(c)	Distributions may include funds received from asset sales and refinancings in addition to ongoing operating distributions.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(F)	Minority equity interests are comprised of the following:

	Three-Month Period
	Ended March 31,
	2007	2006
Minority interests	$1,488	$1,740
Operating partnership units	569	534
Preferred operating partnership units	3,782	—

	$5,839	$2,274

(G)	During the first quarter of 2007, the Company released to income approximately $15 million of previously established valuation allowances against certain deferred tax assets as management has determined, due to several factors, that it is more likely than not that the deferred tax asset will be realized. The release was primarily due to the Company’s increased use of its taxable REIT subsidiaries relating to its merchant building program.

(H)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Period
	Ended March 31,
	2007	2006
Revenues	$581	$3,196

Expenses:
Operating	138	621
Interest, net	154	732
Depreciation	151	692

Total expenses	443	2,045

Income before gain on disposition of real estate	138	1,151
Gain on disposition of real estate	2,819	—

Net income	$2,957	$1,151

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of approximately 0.9 million of Operating Partnership Units (OP Units) outstanding at March 31, 2007 and 2006, into 0.9 million and 1.2 million common shares of the Company for the three-month periods ended March 31, 2007 and 2006, respectively. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 116.9 million and 111.0 million for the three-month periods ended March 31, 2007 and 2006, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	March 31, 2007 (A)	December 31, 2006 (A)
Assets:
Real estate and rental property:
Land	$2,685,499	$1,768,702
Buildings	7,089,914	5,023,665
Fixtures and tenant improvements	262,611	196,275
Construction in progress	415,986	453,493

	10,454,010	7,442,135
Less accumulated depreciation	(910,767)	(861,266)

Real estate, net	9,543,243	6,580,869

Cash	79,721	28,378
Investments in and advances to joint ventures	536,335	291,685
Notes receivable	18,439	18,161
Receivables, including straight line rent, net	147,206	152,161
Assets held for sale	—	5,324
Other assets, net	235,744	103,175

	$10,560,688	$7,179,753

Liabilities:
Indebtedness:
Revolving credit facilities and term loan	$1,197,500	$297,500
Unsecured debt	2,718,624	2,218,020
Mortgage and other secured debt	2,216,731	1,733,292

	6,132,855	4,248,812

Dividends payable	90,067	71,269
Other liabilities	272,267	241,556

	6,495,189	4,561,637
Minority interests	601,034	121,933
Shareholders’ equity	3,464,465	2,496,183

	$10,560,688	$7,179,753

(A)	Amounts include the consolidation of Mervyns, a 50% owned joint venture, which includes $405.8 million of real estate assets at March 31, 2007 and December 31, 2006, $258.5 million of mortgage debt at March 31, 2007 and December 31, 2006, and $77.0 million and $77.6 million of minority interests at March 31, 2007 and December 31, 2006, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	March 31, 2007	December 31, 2006

Land	$1,935,717	$933,916
Buildings	5,022,244	2,788,863
Fixtures and tenant improvements	123,265	59,166
Construction in progress	181,694	157,762

	7,262,920	3,939,707
Accumulated depreciation	(282,943)	(247,012)

Real estate, net	6,979,977	3,692,695
Receivables, including straight line rent, net	101,782	75,024
Leasehold interests	14,901	15,195
Other assets	276,621	132,984

	$7,373,281	$3,915,898

Mortgage debt (a)	$4,503,562	$2,495,080
Notes and accrued interest payable to DDR	9,327	4,960
Other liabilities	150,280	94,648

	4,663,169	2,594,688
Accumulated equity	2,710,112	1,321,210

	$7,373,281	$3,915,898

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $837.5 million and $525.6 million at March 31, 2007 and December 31, 2006, respectively.